Exhibit 99.1

Press Release

CURON MEDICAL ANNOUNCES ENHANCEMENTS TO ITS MANAGEMENT TEAM

FREMONT, Calif., Dec. 1 /PRNewswire-FirstCall/ — Curon Medical, Inc. (Nasdaq: CURN—News) today announced the appointment of Patrick Rimroth as Chief Operating Officer, from his previous position as Curon’s Senior Vice President of Operations and R&D. The Company also announced the election as Corporate Officers of Carlos Babini, Vice President of Sales; Gary Tegan, Vice President of Marketing; and Mark Gordon, Vice President of Clinical, Quality & Regulatory Affairs. In addition, the Company announced the hiring of Mark Kuzio and Mike Selenke as Eastern and Western Area Sales Directors.

“We are fortunate to have this group of experienced individuals on our management team. With these appointments we have fortified both the operational side of our business and our sales and marketing team. The sales management team alone brings a combined 52 years of experience in the sale of medical devices to their positions,” said Larry C. Heaton II, President and Chief Executive Officer of Curon Medical.

Patrick Rimroth, appointed as Senior Vice President and Chief Operating Officer, has more than 20 years of experience in the production of electro- mechanical instrumentation and disposable device technology. He has served as Senior Vice President of Operations and R&D at Curon Medical since September 2001. Prior to joining Curon, Mr. Rimroth spent six years as Vice President of Operations at Symphonix Devices, Inc., where he directed and participated in the phased development activity for a long-term implantable hearing device while overseeing all operations of the organization. Previously, Mr. Rimroth served as Vice President of R&D at Camino NeuroCare, where he was responsible for developing intracranial pressure monitoring instrumentation and associated disposable devices. Mr. Rimroth holds a BS in Electrical Engineering and Biology from Purdue University.

Carlos Babini, appointed as Vice President of Sales, is a senior executive with more than 20 years of leadership experience in sales, marketing, distribution, company and product launches, as well as general management responsibilities. He has served as Vice President, Indirect Sales at Curon Medical since October 2003. Previously, Mr. Babini held the position of Chief Operating Officer of Infomedix Communication, a leading developer of products for the medical education market, from 1999 to 2000. He also served as Vice President & General Manager of Advanced Technology at U.S. Surgical Corporation, where he was employed in various sales, marketing and general management positions from 1979 to 1999. Mr. Babini holds a degree in Pharmacy from Wayne State University.

Prior to his appointment as Vice President of Marketing of Curon Medical, Gary Tegan was Director of Marketing at Coalescent Surgical, Inc. a Sunnyvale, California, company specializing in the cardiac surgical market, from 2001 to May of 2004, when he joined Curon Medical. Previously, Mr. Tegan was Senior Director of Marketing for Starion Instruments, a manufacturer of radiofrequency based surgical devices from 2000 to 2001. Prior to that position, Mr. Tegan served as Senior Director of Marketing at United States Surgical Corporation, a division of Tyco Healthcare, where he served in various sales and marketing roles from 1993 to 2000. Mr. Tegan holds a degree in Economics from the University of California, San Diego.

Mark Gordon, appointed as Vice President of Regulatory Affairs, Quality Assurance & Clinical Affairs at Curon, has over 23 years of experience in the medical device industry. Prior to his employment at Curon, he served in various roles including consultant; VP Regulatory Affairs and Quality Assurance at Tescient, Inc., from 2002 to 2003; VP Regulatory Affairs and Quality Assurance at Kyphon, Inc., from 2000 to 2001; VP Regulatory Affairs at Medtronic Inc. (AVE), during 2000; VP Regulatory, Quality and Clinical Affairs at LuMend, Inc., from 1998 to 2000; and VP Regulatory, Quality and Clinical Affairs at Medtronic Inc. (CardioRhythm) from 1995 to 1998. In these capacities, Mr. Gordon has been successful in effectively directing the various activities required to achieve and maintain global product approvals. Mr. Gordon is RAC certified, and holds a BS and MS in Bioengineering from the University of California, San Diego.

Mark Kuzio, who most recently was Vice President of Sales for Smith & Nephew Endoscopy’s U.S. Spine & Vascular Division, now fills the Eastern Area Sales Director position. Over a 17 year career in the medical device industry, Mr. Kuzio held various sales leadership positions including Vice President of Sales for the Western Area for Medtronic Sofamor Danek, Vice President—Western Monitoring Operations for Spacelabs and Divisional Sales Director for U.S. Surgical Corporation. Mr. Kuzio earned an MBA degree from Pepperdine University and a BSBA from Bowling Green State University.

The Western Area Sales Director Position has been filled by Mike Selenke, a 15 year veteran of the medical device industry, who was most recently Regional Vice President of McKesson Automated Prescription Systems. Previously, Mr. Selenke was Regional Sales Manager for Vidamed, Inc. through its acquisition by Medtronic, Inc. Prior to that he held various sales positions at Uromed Corporation, Cytyc Corporation, Stryker Medical and Gynopharma, Inc. Mr. Selenke holds a degree in Communications from Marquette University.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

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